SCHEDULE 14A INFORMATION
            PROXY STATEMENT PURSUANT TO SECTION 14(A)
              OF THE SECURITIES EXCHANGE ACT OF 1934
                       (AMENDMENT NO. 1)

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement  / / CONFIDENTIAL, FOR USE OF THE
                                      COMMISSION ONLY (AS PERMITTED BY RULE
                                      14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to <section>240.14a-11(c) or
     <section>240.14a-12

            THE WOODBURY TELEPHONE COMPANY
         (Name of Registrant as Specified In Its Charter)



(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
     11.

     1)  Title to each class of securities to which transaction applies:
         ______________________________________________________________

     2)  Aggregate number of securities to which transaction applies:
         ______________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         _______________________________________________________________

     4)  Proposed maximum aggregate value of transaction:
         _______________________________________________________________

     5)  Total fee paid:
         _______________________________________________________________

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
         ______________________________________________________________

     2)  Form, Schedule or Registration Statement No.:
         ______________________________________________________________

     3)  Filing Party:
         ______________________________________________________________

     4)  Date Filed:
         ______________________________________________________________

                                THE
                        WOODBURY TELEPHONE
                              COMPANY

          NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE
                       HELD ON APRIL 3, 1996


     TO THE SHAREHOLDERS:

     The Annual Meeting of Shareholders of The Woodbury Telephone Company will be held at the Curtis House, Main Street, Woodbury, Connecticut on Wednesday, April 3, 1996 at 10:30 A.M., local time, to consider and take action upon the following matters:

     1. Election of three Class I directors who will hold office until 1999 and until their successors are elected and qualified. The current three Class II directors and three Class III directors will continue to serve in office until 1997 and 1998, respectively, and until their successors are elected and qualified;

     2. Ratification of the selection of Ernst & Young LLP as independent auditors for calendar year 1996;

     3. Action on two (2) shareholder proposals as set forth in the accompanying Proxy Statement, if such proposals are properly presented at the meeting; and

     4. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on February 9, 1996 are entitled to notice of and to vote at said meeting or any adjournment thereof. PLEASE NOTE THAT THE ANNUAL MEETING WILL CONVENE PROMPTLY AT 10:30 A.M.

     You are cordially invited to be present at the meeting and vote. If you are unable to attend the meeting, you are urged to mark, sign and date the enclosed proxy and return it in the self-addressed envelope enclosed for that purpose.

                               By Order of the Board of Directors



                                                HARMON L. ANDREWS
                                                        Secretary


Woodbury, Connecticut
March 4, 1996

                                THE
                        WOODBURY TELEPHONE
                              COMPANY

                          PROXY STATEMENT


     The accompanying proxy is being solicited by the Board of Directors of The Woodbury Telephone Company ("Company"), 299 Main Street South, Woodbury, Connecticut 06798, for use at the annual meeting of shareholders to be held on April 3, 1996, and at any and all adjournments thereof ("Annual Meeting"). Any proxy given by a shareholder may be revoked at any time before it is exercised by the shareholder attending the Annual Meeting and electing to vote in person or at any time before it is exercised by the shareholder delivering to the Company either a duly executed instrument revoking it or a duly executed proxy bearing a later date or, in the case of the death or incapacity of the person executing the same, written notice thereof.

     The approximate date on which this Proxy Statement and the accompanying proxy are first being mailed to shareholders is March 4, 1996. A copy of the Annual Report for the fiscal year ended December 31, 1995, which includes financial statements, accompanies this Proxy Statement.

     The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited by personal interview, telephone, facsimile transmission, telegram or cable by officers or employees of the Company who will receive no additional compensation for such solicitation other than reimbursement for out-of-pocket expenses, if any. Arrangements will be made with banks, brokerage houses and others to reimburse them for expenses, if any, incurred in connection with forwarding copies of the proxy materials to their principals or requesting authority for the execution of proxies.

     Only holders of Common Stock of record at the close of business on February 9, 1996, are entitled to notice of and to vote at the Annual Meeting. On February 9, 1996 there were issued and outstanding 769,107 shares of Common Stock, $2.50 par value, the only class of stock issued by the Company, each share of which is entitled to one vote. The holders of a majority of the shares entitled to vote, present in person or by proxy, shall, except as otherwise provided by law, constitute a quorum. An affirmative vote of a majority of the shares represented at the Annual Meeting shall be the act of the shareholders. Abstentions and broker non-votes are not considered to be an affirmative vote.

DIRECTORS

     Pursuant to the Certificate of Incorporation and the Bylaws, the Board of Directors consists of three classes of directors (i.e., Class I, Class II and Class III), with each class consisting of up to three directors and being elected for staggered three year terms. At its meeting on December 20, 1995, the Board of Directors, acting in accordance with the Certificate of Incorporation and the Bylaws, fixed the number of directorships at nine, with each Class containing three directors.

     Shares represented by executed proxies in the form enclosed will be voted for the election of the nominees listed below as Class I directors, unless otherwise specified in the proxy. The nominees for Class I directors, Harmon L. Andrews, John A. Michaels and Walter F. Torrance, Jr., are presently directors of the Company. For information purposes, current Class II and Class III directors also are identified below even though their terms of office have not expired and they will continue in office subject to the provisions of the law and the Bylaws. The information set forth below regarding the nominees and the directors is as of January 31, 1996 (other than ages which are determined as of the date of the Annual Meeting).

      Although management has no reason to believe that any of the nominees named below will be unable to serve as a director, if at the time of the Annual Meeting, any nominee should be unavailable for election, it is the intention of the persons designated as proxies to vote in their discretion for such person, if any, as may be designated as a nominee by the management of the Company.
________________________________________________________________

      CLASS I NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                 FOR A THREE-YEAR TERM EXPIRING APRIL, 1999

                        BUSINESS EXPERIENCE,
                        PRINCIPAL OCCUPATION
                        AND EMPLOYMENT DURING
NAME OF NOMINEE         PAST FIVE YEARS AND               DIRECTOR
FOR DIRECTOR            OTHER DIRECTORSHIPS                SINCE

Harmon L. Andrews       Mr. Andrews is the Business         1973
     Age 65             Administrator for the Board
                        of Education of Orange, CT,
                        a position he has held since
                        1986.  Before that time,
                        he worked in various business
                        enterprises, including 25
                        years at UNIROYAL in manage-
                        ment positions.  Mr. Andrews
                        served as the Company's Chairman
                        of the Board of Directors from
                        1981 to 1992.  Mr. Andrews
                        currently serves as the Secretary
                        of the Company.

John A. Michaels        Mr. Michaels is the Chief           1977
     Age 53             Executive Officer of Michaels,
                        Inc. (a holding company for
                        retail jewelry stores) and
                        Irving Michaels & Co., Inc.
                        (distributor, importer and
                        consultant to retail jewelry
                        stores).

Walter F. Torrance, Jr. Mr. Torrance currently holds an          1969
     Age 68             "of counsel" position with
                        the law firm of Carmody &
                        Torrance, after being a partner
                        with that firm from 1992 through
                        1995.  He retired in July,
                        1992 from Northeast Utilities
                        after serving as its Senior
                        Vice President, Secretary and
                        General Counsel.

_________________________________________________________________

                        CLASS II DIRECTORS
                WHOSE TERM WILL EXPIRE APRIL, 1997

                        BUSINESS EXPERIENCE,
                        PRINCIPAL OCCUPATION
                        AND EMPLOYMENT DURING
                        PAST FIVE YEARS AND               DIRECTOR
NAME OF DIRECTOR        OTHER DIRECTORSHIPS                SINCE

William C. Bassett      Mr. Bassett is the President        1978
     Age 51             of W. E. Bassett Co., a
                        manufacturer of Trim manicure
                        implements located in Derby,
                        Connecticut.


William T. Drakeley     Mr. Drakeley worked for the         1991
     Age 56             State of Connecticut in various
                        capacities beginning in 1963,
                        and held the position of Deputy
                        Executive Director of the
                        Division of Special Revenue of
                        the State of Connecticut from
                        1983 to 1991.  He is currently
                        self-employed as an antiques
                        dealer.

Michael Phelan*         Mr. Phelan is currently Vice        1996
       Age 49           President - Network Marketing
                        and Sales of The Southern New
                        England Telephone Company ("SNET"),
                        a position he has held since 1994.
                        Prior to that time and since 1977,
                        he has worked in various capacities
                        for SNET and its affiliates,
                        including holding the positions of
                        Assistant Vice President -
                        Regulatory Planning and Vice
                        President - Network Finance,
                        respectively, prior to his current
                        position and acting as President
                        and Chief Executive Officer of SNET
                        Credit, Inc. from 1991 to 1993.

*Mr. Phelan was elected as a director by the Board of Directors effective January 31, 1996, to fill the vacancy created by the resignation of John Sadek on November 26, 1995.
________________________________________________________________

                        CLASS III DIRECTORS
                WHOSE TERM WILL EXPIRE APRIL, 1998

                        BUSINESS EXPERIENCE,
                        PRINCIPAL OCCUPATION
                        AND EMPLOYMENT DURING
                        PAST FIVE YEARS AND               DIRECTOR
NAME OF DIRECTOR        OTHER DIRECTORSHIPS                SINCE


Joyce M. Davis          Ms. Davis is an Executive           1978
     Age 57             Assistant for the Goelet
                        Corp., a real estate company
                        located in New York, New York.

J. Garry Mitchell       Mr. Mitchell retired from           1969
     Age 67             the Company in 1993 after having
                        been principally employed by it
                        since 1948.  He acted as its
                        general manager from 1961 to
                        1976, its President from 1976
                        to 1993, and its Chief Executive
                        Officer from 1992 to 1993.
                        In 1992, he also became the
                        Company's Chairman of the Board
                        of Directors, a position that he
                        still holds.  Mr. Mitchell is
                        a director of Centerbank.

Donald E. Porter        Mr. Porter is the Chief             1993
     Age 46             Executive Officer, President
                        and Treasurer of the Company.
                        He has been principally
                        employed by the Company
                        since 1972, acting as its
                        Treasurer since 1976 and as its
                        Chief Executive Officer and
                        President since 1993.
                        Mr. Porter also served as a
                        Vice President of the Company
                        from 1991 to 1993, and as its
                        Chief Operating Officer from
                        1992 to 1993.

_________________________________________________________________

     The Board of Directors of the Company held 13 meetings during its last fiscal year. No director attended fewer than 75% of the meetings of the Board of Directors. The Board of Directors has an Audit Committee and a Salary and Nominating Committee, each of which met four times during 1995.

     The members of the Audit Committee are Joyce M. Davis and John A. Michaels. The function of the Audit Committee is to meet with the Company's independent auditors to discuss the scope of the audit, the audit fee and audit results and to recommend to the Board of Directors the audit firm to be engaged for the next calendar year.

     The members of the Salary and Nominating Committee are Harmon L. Andrews and William T. Drakeley. The function of the Salary and Nominating Committee is to establish salaries for specific job descriptions and positions, to nominate persons to be Company officers and members of various committees of the Board of Directors, and to recommend officers' salaries and directors' fees. The Board of Directors nominates directors of the Company. Shareholders may make nominations to the Board of Directors at the Annual Meeting.

     A MAJORITY OF THE VOTES CAST BY SHAREHOLDERS OF THE COMPANY AT THE ANNUAL MEETING IS REQUIRED TO ELECT EACH NOMINEE FOR DIRECTOR. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF ALL NOMINEES.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of February 9, 1996, the only beneficial owner known to the Company of more than 5% of the Common Stock of the Company.

                                                 (3)
    (1)                (2)                  Amount & Nature           (4)
   Title           Name & Address              of Beneficial          Percent
     of            of Beneficial            Ownership (Shares)          of
   Class               Owner                                          Class
Common Stock,     The Southern New England      280,645               36.5%
$2.50 par value   Telecommuni-              (sole voting and
                  cations Corporation,      investment power)
                  227 Church Street, New
                  Haven, Connecticut

     The following table sets forth the beneficial ownership as of February 9, 1996 of all directors, nominees and executive officers of the Company.

                                                  (3)
   (1)                                       Amount & Nature           (4)
  Title                   (2)                 of Beneficial          Percent
    of                  Name of            Ownership (Shares)*         of
  Class             Beneficial Owner                                 Class
Common Stock,      Harmon L. Andrews                973               0.13%
$2.50 par          William C. Bassett               350               0.04%
value              Joyce M. Davis                   200               0.03%
                   William T. Drakeley             1820               0.24%
                   John A. Michaels                 500               0.06%
                   J. Garry Mitchell               5909               0.77%
                   Michael Phelan                   100               0.01%
                   Donald E. Porter                 231               0.03%
                   Walter F. Torrance, Jr.          500               0.06%

All Directors and executive                      10,583 **            1.38%
officers as a group (9 persons)

     {*}Pursuant to the Certificate of Incorporation, all directors of the Company must be shareholders of the Company.

     {**}The individual directors have sole investment and voting power with respect to the shares owned by them except for 5709, 450 and 300 shares owned by Messrs. Mitchell, Andrews and Michaels, respectively, and all of the shares owned by Mr. Drakeley, as to which each of them share voting and investment power with their respective wives.

REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth all remuneration during the fiscal year ending December 31, 1995, for the Company's chief executive officer (there being no other executive officers or any employees receiving remuneration in excess of $100,000):

                       SUMMARY COMPENSATION TABLE*
                                Annual Compensation
(a)                   (b)         (c)           (d)              (e)
                                               Other
Name and                                       Annual         All Other
Principal                                    Compensation**  Comensation***
Position              Year      Salary($)          ($)            ($)

Donald E. Porter,     1995       92,923.16      2,500.00      10,496.47
Chief Executive       1994       90,300.12             0       9,903.25
Officer               1993       82,840.37             0       8,692.00


     NOTES TO SUMMARY COMPENSATION TABLE

      {*}The Company did not award or pay to, nor did any executive officer whose compensation is subject to disclosure earn any bonus or long-term compensation, including restricted stock awards, stock options, stock appreciation rights or long-term incentive plan.

     {**}Other annual compensation consists of a cash bonus paid to Mr. Porter in 1995.

    {***}Other compensation consists of contributions by the Company on behalf of the named executive under the WTC Management 401(k) Plan maintained by the Company ("WTC Management 401(k) Plan"), which includes a salary reduction plan under the provisions of Section 401(k) of the Internal Revenue Code. The WTC Management 401(k) Plan covers eligible employees except those covered by collective bargaining agreements. Under the salary reduction plan, income tax is deferred on amounts which employees elect to have contributed to the WTC Management 401(k) Plan from their salaries. The WTC Management 401(k) Plan permits an eligible employee to reduce up to 15% of his compensation for contribution to the plan and the Company contributes, on a matching basis, an amount determined according to the following formula:
the Company contributes an amount equal to each percent contributed by each employee for salary reductions up to 3% and, thereafter, one-half (1/2) of each percent contributed by each employee for salary reductions up to 7%, with no matching occurring for salary reductions in excess of 7%. Also, under the terms of the WTC Management 401(k) Plan, the Company must contribute to the plan 6% of the compensation for each eligible employee without reference to contributions made by such employees. In addition, the Board of Directors may elect to contribute amounts to the WTC Management 401(k) Plan which all eligible employees would share in proportion to their annual compensation (exclusive of bonuses and overtime) without reference to salary reduction contributions. No such elective contribution was made in 1995.

     As a group (consisting of nine persons), executive officers and directors earned $220,284.75 during the fiscal year ending December 31, 1995. Directors of the Company who are not salaried officers receive an annual retainer of $4,500. Directors also are compensated at the rate of $300 for attendance at each meeting of the Board of Directors and each committee meeting of the Board of Directors. The chairman of the Audit Committee is paid $500 annually in addition to all other fees. In lieu of the annual retainer and meeting fees for standing committees, Messrs. Mitchell and Andrews received a salary for serving as Chairman of the Board and Secretary, respectively, and each was paid $300 for each committee meeting attended. During 1995, Mr. Mitchell was paid a salary (including standing committee attendance fees) of $25,200 and received $13,500 pursuant to an employment agreement with the Company entered into in 1991. Mr. Mitchell also received a $180 payment for telephone allowance provided to all retired employees of the Company. During 1995, Mr. Andrews was paid a salary of $14,526 and received $2,400 for attending committee meetings.

CERTAIN TRANSACTIONS

     Mr. Phelan, a director of the Company since January 31, 1996, is employed by The Southern New England Telephone Company ("SNET"), as its Vice President - Network Marketing and Sales. The Southern New England Telecommunications Corporation ("Telecommunications"), the parent company of SNET, owns 36.5% of the Common Stock of the Company. In the normal course of business the Company has several operating agreements with SNET. These agreements, which are common to small independent telephone companies, relate to operator services, directories, directory advertising, record maintenance and consulting services, and are necessary to provide adequate and complete service to the Company's customers. They are reviewed periodically as to fairness and cost to the Company and are negotiated without regard by the Company or SNET to the ownership by Telecommunications of stock of the Company. The Company believes that the cost of purchasing these services is less than the cost of providing them directly, to the extent it is able to do so. The aggregate amount billed by SNET to the Company during 1995 in connection with these arrangements was $141,175.22. The Company carries accounts receivable and accounts payable with respect to the relationships described above.

     In addition, the Company, SNET Springwich, Inc., a subsidiary of Telecommunications, and Granby Telephone & Telegraph Co. (a Massachusetts local exchange carrier) are parties to an agreement pursuant to which the Company holds a 1% investment interest in Springwich Cellular Limited Partnership ("Springwich"), a limited partnership providing cellular telephone service. The Company's profits and losses regarding its investment in Springwich are determined without regard to any other agreements between the Company and SNET or the ownership by Telecommunications of the stock of the Company.

     Mr. Torrance, a director of the Company since 1969, became a partner in the law firm of Carmody & Torrance in 1992 and currently holds an "of counsel" position with that firm. The Company has retained Carmody & Torrance as its legal counsel since 1971, and members of such firm generally advise the Company in all legal matters. The fees paid by the Company to Carmody & Torrance in 1995 did not exceed 5% of such firm's gross revenues during that year.

INDEPENDENT AUDITORS

     Independent auditors for the Company for calendar year 1995 were Ernst & Young LLP. This firm has been selected by the Board of Directors as the Company's independent auditors for the calendar year 1996. This selection is being presented to shareholders of the Company for ratification. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be available to respond to appropriate questions.

     A MAJORITY OF THE VOTES CAST BY SHAREHOLDERS OF THE COMPANY AT THE
ANNUAL MEETING IS REQUIRED TO RATIFY THE APPOINTMENT OF THE INDEPENDENT AUDITORS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.


SHAREHOLDER PROPOSALS

SHAREHOLDER PROPOSAL #1

     A shareholder has notified the Company of the intent to present the following proposal at the Annual Meeting. The name and address of, and the number of shares held by, the shareholder will be furnished to any person by the Company upon written or oral request to the Company. The text of the proposal and a supporting statement are provided as follows:

         The shareholders request that the board retain the services of an independent consultant who can suggest a plan so as to increase the amount of shares held by the directors and officers of the Woodbury Telephone Company.

SUPPORTING STATEMENT: While the Woodbury Telephone Company and the shareholders would benefit from the support of the directors and senior officers of the company through their purchase of shares, it would seem that only one director has purchased a total of 100 shares for the four year period that began in 1992 and ended in early 1995. In total, the directors and executive officers of the company hold only 1.4% of the total shares outstanding.

     Since there is an obvious lack of support and interest in the shares by the directors and senior officers, a plan should be devised to make the shares more attractive to them in the form of the issuance of warrants, performance incentives and other such means used by the bulk of American publicly traded corporations. Investor interest in the company would obviously be highlighted if there was a show of support by the senior executives and directors through their purchase of additional shares.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST SHAREHOLDER PROPOSAL #1 FOR THE FOLLOWING REASONS:

     Proposal #1, in the opinion of the Board of Directors, is not in the best interests of the Company. The Board of Directors recognizes the value of stock purchase plans, not only to promote an identity of interest between senior management and the shareholders, but also as a means of non-cash compensation. However, the Board of Directors believes that it is not the appropriate time to implement such a plan, nor is it necessary to retain a consultant for that purpose.

     In 1990, the Board of Directors proposed a stock plan (the "1990 Plan") to replace the expiring stock plan that was adopted in 1982 (the "1982 Plan"). The ability of directors to participate in the 1990 Plan was one of the distinguishing features when compared to the 1982 Plan which was restricted to employees (including the Company's officers). The shareholders approved the 1990 Plan, but the Connecticut Department of Public Utility Control ("DPUC") refused to grant its approval. As a result, the Company could not implement the 1990 Plan.

     Proposal #1, based on the supporting statement of the proponent, recommends that the Board of Directors revisit the issue of a director and senior officer stock plan. After the DPUC refused to approve the 1990 Plan, the Board of Directors considered the available options and decided not to pursue another alternative at that time. In connection with Proposal #1, the Board of Directors reconsidered the matter and declined to act.

     The Board of Directors believes that the current compensation package has allowed the Company to attract and retain experienced and qualified individuals. While the Board of Directors appreciates that the share ownership of the directors and executive officers has not changed significantly during recent history, the trading practices of directors and officers are not unlike many of the Company's shareholders who have held over the long-term. Moreover, several factors, including prohibitions on insider trading, constrain purchase (and sale) opportunities of directors and officers.

     The Board of Directors believes that the Company's efforts should be focused on the challenges of the competitive environment. The telecommunications industry, especially in Connecticut, is being reshaped. The Board of Directors has focused its energies on positioning the Company as the provider of choice in its present market. At this time, the Board of Directors feels that it would be unproductive to distract from that mission by allocating the Company's resources to a stock plan.

     The past demonstrates the Board of Directors' willingness to consider and implement stock plans, when appropriate. The Board of Directors anticipates that stock plans may be appropriate in the future. Nonetheless, the Board of Directors opposes Proposal #1 because it implies the need for immediate action, thereby possibly restricting the Company's flexibility. Also, the Board of Directors feels that while an independent consultant may add value to the process, the Company's advisors at the time of consideration of a stock plan may be qualified to provide comparable services in a more economic manner.

     For all of the foregoing reasons, the Board of Directors urges shareholders to vote against Proposal #1.

     A MAJORITY OF THE VOTES CAST BY SHAREHOLDERS OF THE COMPANY AT THE ANNUAL MEETING IS REQUIRED TO ADOPT SHAREHOLDER PROPOSAL #1. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" THE ADOPTION OF SHAREHOLDER PROPOSAL #1.

SHAREHOLDER PROPOSAL #2

     A shareholder has notified the Company of the intent to present the following proposal at the Annual Meeting. The name and address of, and the number of shares held by, the shareholder will be furnished to any person by the Company upon written or oral request to the Company. The text of the proposal and a supporting statement are provided as follows:

         To heighten interest in the shares of the Woodbury
     Telephone Company, the shareholders request that the company retain the services of an independent financial communications consultant so as to bring the company to the attention of a wider audience of analysts, institutions and individual investors.

SUPPORTING STATEMENT: During the year 1995, shares of telephone and telecommunications companies have in general seen increases in prices, sometimes as high as 35%. During the same period, despite a fine performance and earnings growth, Woodbury Telephone Company shares have had a modest price decline. There is obviously a need to bring the company's track record, growth and earnings gains to the attention of prospective investors, whether they be from the private or institutional sectors. An individual financial communications consultant would assist the company by working on plans to professionally issue periodic press releases based on company news, the placement of same in local media and through electronic services that carry financial news in addition to other financial media, to include the major financial reporting services. Also, the consultant would be in a position to arrange meetings with brokerage firms in the area, who should be more aware of the Woodbury Telephone Company and its management team. It is further suggested that the independent consultant be either a firm or individual based in Connecticut who has expertise in working with publicly traded corporate entities of modest size.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST SHAREHOLDER PROPOSAL #2 FOR THE FOLLOWING REASONS:

     Proposal #2, in the opinion of the Board of Directors, is not in the best interests of the Company. The Board of Directors acknowledges such publicity could increase shareholder value. Indeed, management has been exploring the available options, and in fact, has implemented some of the suggestions made by the proponent during the 1995 annual meeting.
However, the Board of Directors believes that it is not the appropriate time to retain a financial communications consultant given the challenges facing the Company.

     The Board of Directors appreciates that like similar investments, the Company should promote the liquidity of Common Stock. The Board of Directors also recognizes that, compared to large publicly-traded companies, there is no active trading market in the Company's Common Stock. Historically, a local stock broker has handled a majority of the trades involving the Common Stock, and the volume of past trades, among other factors, has somewhat handicapped the ability to create an active market. As a result the Company's Common Stock has not experienced the price fluctuations experienced by other publicly-traded telecommunications companies.

     Recent trends demonstrate that the level of trading activity has the potential to increase. The Company has seen an increase in the number of shares held in "streetname" by brokers. As reported in the Second Quarter Report for 1995, shareholders and potential investors now can obtain price and trading information through the NASDAQ Bulletin Board, which may be accessed through most brokers and on-line services. The Company also reports results to local newspapers.

     The Board of Directors opposes Proposal #2 because it feels that the best interests of the Company will be served by deferring the undertaking anticipated by Proposal #2. The current competitive and operational issues facing the Company require management's primary attention. An attempt to increase shareholder value through dissemination of information, without a more comprehensive plan, may not be effective. Indeed, the magnitude of that undertaking may detract from more immediate concerns. It may be appropriate to retain a communications consultant in the future to initiate and complement the process.

     For all of the foregoing reasons, the Board of Directors urges shareholders to vote against Proposal #2.

     A MAJORITY OF THE VOTES CAST BY SHAREHOLDERS OF THE COMPANY AT THE ANNUAL MEETING IS REQUIRED TO ADOPT SHAREHOLDER PROPOSAL #2. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" THE ADOPTION OF SHAREHOLDER PROPOSAL #2.

OTHER BUSINESS

     Management of the Company does not know of any business which will be presented for consideration at the Annual Meeting other than that set forth in the Notice of Annual Meeting of Shareholders. However, if any other business is properly brought before the Annual Meeting, the intention of the persons named in the proxy is to vote the proxy in accordance with their discretion and judgment.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Shareholder proposals for inclusion in the proxy statement relating to the next annual meeting must comply in all respects with the rules and regulations of the Securities and Exchange Commission and be received at the Company's principal office not later than November 5, 1996.

     It is important that proxies be returned promptly.
Shareholders who do not expect to attend in person are urged to mark, sign and date the enclosed proxy and return it in the enclosed envelope.



                              HARMON L. ANDREWS
                              Secretary



     THE WOODBURY TELEPHONE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY SHAREHOLDER, UPON WRITTEN REQUEST, A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION (FORM 10-K) FOR THE FISCAL YEAR ENDING DECEMBER 31, 1995. SUCH REQUEST SHOULD BE DIRECTED TO:

                  THE WOODBURY TELEPHONE COMPANY
                       299 MAIN STREET SOUTH
                    WOODBURY, CONNECTICUT 06798
                       ATTENTION: TREASURER

March 4, 1996

                               PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

           DIRECTORS OF THE WOODBURY TELEPHONE COMPANY.

     Annual Meeting of Shareholders - April 3, 1996

     The undersigned hereby appoints J. Garry Mitchell and Donald E. Porter,

each with the power to appoint his substitute, and hereby authorizes each and either of them to represent and to vote, as designated below, all the shares of common stock of The Woodbury Telephone Company held on record by the undersigned on February 9, 1996, at the annual meeting of shareholders to be held at the Curtis House, Main Street, Woodbury, Connecticut on April 3, 1996,

at 10:30 a.m., local time, or any adjournment thereof.

     (1) ELECTION OF DIRECTORS

     _____    FOR all nominees listed below (except as marked to the contrary below).

     _____    WITHHOLD AUTHORITY to vote for all nominees listed below.

     CLASS I DIRECTORS ELECTED TO A THREE YEAR TERM:

         Harmon L. Andrews, John A. Michaels and Walter F. Torrance, Jr.

     (Instruction:  To withhold authority to vote for an individual nominee,

write that nominee's name in the space below.)

_________________________________________________________________

     Unless authority to vote is withheld in whole or in part as set forth above, this proxy shall be deemed to grant authority to vote FOR the election of management's nominees for Directors.


     (2) PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP as the

independent auditors of the Company.

For_______________  Against______________  Abstain______________

     (3) PROPOSAL TO ADOPT SHAREHOLDER PROPOSAL #1 regarding the retention of a consultant to increase the share ownership of directors.

For_______________  Against______________  Abstain______________

     (4) PROPOSAL TO ADOPT SHAREHOLDER PROPOSAL #2 regarding the retention of a consultant to make a wider audience of analysts, institutions and individual investors aware of the Company.

For_______________  Against______________  Abstain______________

     (5) In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof, including all matters which the undersigned would be entitled to vote upon if personally present.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned.

     UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED (1) FOR THE

ELECTION OF MANAGEMENT'S NOMINEES FOR DIRECTORS; (2) FOR THE RATIFICATION OF

THE SELECTION OF INDEPENDENT AUDITORS; (3) AGAINST THE ADOPTION OF SHAREHOLDER

PROPOSAL #1; AND (4) AGAINST THE ADOPTION OF SHAREHOLDER PROPOSAL #2.

     Receipt of Notice of Annual Meeting of Shareholders, the Company's

Annual Report of 1995 and the Proxy Statement dated March 4, 1996, is hereby acknowledged.

------------------------------------------------------------------------------
Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                      _______________________________(NAME)


Dated _____________________________, 1996


___________________________________
Signature

___________________________________
Signature (if held jointly)


PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

1995 ANNUAL REPORT
Year Ended December 31, 1995
The Woodbury Telephone Company


The financial and other information included in this Annual Report to Shareholders is provided solely for the information of the Securities and Exchange Commission and is not deemed "filed."

Selected Financial Data

                                  1995           1994          1993

Operating revenues          $12,592,857    $12,038,143   $11,457,557
Net income                    1,831,810      1,624,177     1,302,518
Long-term debt                9,000,000      9,000,000     9,000,000
Total assets                 27,323,156     28,083,937    26,994,308

Per share of common stock
  Net income                       2.38           2.11          1.69
  Cash dividends                   1.52           1.52          1.52

                                 1992           1991

Operating revenues          $11,422,319    $10,584,049
Net income                    1,526,030      1,237,147
Long-term debt                9,000,000      2,830,000
Total assets                 26,609,485     25,929,965

Per share of common stock:
  Net income                       1.98           1.61
  Cash dividends                   1.52           1.52

Letter to Shareholders

In 1995, The Woodbury Telephone Company completed yet another successful year. Only in 1990 did net income exceed last year's total of $1,831,810. Growth in the number of access lines served, an increase in the use of our network, the introduction of new services, and the continued efforts in cost control and improved efficiency were the chief contributors to our success.

Additional access lines, many to meet demand created by personal computers, fax machines, on-line services, the Internet, and work-at-home or telecommuting, outpaced the population growth within our service territory. The same can be said of network usage for calls beyond our extended local calling area.

In mid-year, the Company introduced CLASS services (such as Caller ID and Selective Call-Forwarding) and Voice Messaging Service. While revenues generated from these new services were relatively small in 1995, their future use may be as common as touchtone dialing and their contribution to earnings increasingly significant.

Notwithstanding the above, the key to our success in 1995 was the benefit realized from our recently introduced budgeting system. Operating expenses other than depreciation increased by 2.5% over 1994 levels and, expressed on an access line basis, actually decreased. And, we're committed to reduce them further in 1996.

This will be more necessary than ever as the day of competition in the local exchange market moves ever closer. The recent enactment by the U. S. Congress of a sweeping overhaul of communications law promises to change forever the way telecommunications and broadcast services are delivered to consumers.
With reduced regulation, increased competition, and the removal of constraints previously placed on the Regional Bell Operating Companies, consumers will expect more choice, better technology, and lower prices.

The further disposition of dockets currently under development by the Connecticut Department of Public Utility Control should provide more insight as to the Company's future position within the market. As a result of recent proceedings, The Southern New England Telephone Company is in the process of unbundling its local network, reselling its local exchange services, and providing equal access to competitive carriers for in-state toll services.
We expect a similar transformation to occcur in our service area; however, the timing and extent of such changes have yet to be determined.

Comments on 1995 would not be complete without my extension, on behalf of the entire Board of Directors, of warm wishes to John Sadek, who retired from our Board in November. John brought keen insight and years of telephone experience to the table, and he will be missed. We wish him the best.

We expect 1996 to be anything but business as usual. I speak for all employees when I assure you that we will continue to do all in our power to continue to serve our local communications consumers and you, our loyal shareholders.

/s/Donald E. Porter
Donald E. Porter
Chief Executive Officer
President and Treasurer

Description of Business

The Woodbury Telephone Company is a Connecticut corporation which commenced business in 1899. The Company is engaged in the business of furnishing local and long distance telephone servcies and selling telephone equipment. The Company is the primary provider of local telephone service in the major portions of the towns of Woodbury, Southbury, and Bethlehem, Connecticut, and also serves small portions of the towns of Oxford and Roxbury, Connecticut.
The service area was established by agreement with The Southern New England Telephone Company (SNET) and was accepted by the Department of Public Utility Control of the State of Connecticut (DPUC); however, recent state and federal legislation may enable competitive providers to offer local service in the Company's service area. The Company has no geographical limitation on its unregulated business. The total number of access lines in service at the end of each of the last five years was 16,174 for 1991, 16,640 for 1992, 17,240 for 1993, 17,977 for 1994 and 18,710 for 1995. Approximately 59% of the Company's exchange lines are located in the town of Southbury, 29% in the town of Woodbury 10% in the town of Bethlehem and 2% in the towns of Oxford and Roxbury combined. The Company provides telephone service in the service area to its customers through central office switching equipment and cables, both underground and attached to poles. Customers have the option of purchasing or leasing their telephone instruments and other terminal equipment from the Company or other sources. The Company's lines and cables are interconnected with those of other telephone companies in the United States and many other countries through the facilities of SNET and other common carriers. The
Company provides intrastate services through SNET tariffs, as approved by the DPUC. The Company provides interstate service by access tariffs to other common carriers, as approved by the Federal Communications Commission (FCC).

The Company is a public service company subject to regulation by the DPUC as to intrastate rates and services, issuance of securities, reporting requirements, and other matters. The Company is also subject to regulation by the FCC as to reporting requirements and use of a uniform system of accounting established by the FCC for telephone companies, and other matters.

COMMON STOCK MARKET PRICES AND DIVIDENDS

The approximate number of record holders of the Company's Common Stock as of February 9, 1996 was 710. There is no active trading market in the Company's Common Stock. The prices at which stock of the Company is traded are, however, presented through the NASDAQ OTC Bulletin Board trading system using the symbol "WBTL". The prices quoted herein are based on information obtained from the NASDAQ OTC Bulletin Board. Also listed herein is the frequency and amount of dividends paid during the last two years.


                                                         DIVIDENDS PAID
                        PRICE OF COMMON STOCK               PER SHARE

                    High        Low         Close

1995:
First Quarter         $26 1/4     $23         $23              $.38
Second Quarter        $25         $22 1/2     $22 3/4          $.38
Third Quarter         $24 1/2     $23         $24 1/2          $.38
Fourth Quarter        $27         $23 3/4     $25              $.38

1994:
First Quarter         N/A         N/A         $27              $.38
Second Quarter        $30         $27         $28              $.38
Third Quarter         $28         $26 3/4     $27 1/2          $.38
Fourth Quarter        $28         $23 3/4     $24              $.38


The Company, as a regulated public utility, is allowed to earn and pay a return on the investment by its shareholders. Though there is no assurance as to future dividends, the Company has paid dividends every quarter since 1951 and expects to continue to pay dividends in the foreseeable future. The Company's ability to pay dividends is limited by the terms of an Indenture of Mortgage and Deed of Trust dated February 1, 1973, as amended, pursuant to which the Company issued first mortgage bonds having an aggregate principal amount outstanding of $9,000,000 as of December 31, 1995 such that dividends and restricted investments after January 1, 1992 may not exceed $3,000,000 plus 100% of the cumulative net income after January 1, 1992 (reduced for any net losses after such date). As of December 31, 1995, approximately $4,608,000 of retained earnings is available for dividends. The Company currently has no restricted investments.

Management's Discussion and Analysis of Financial Condition and Results of Operations

OPERATIONS


Total operating revenues increased by $554,714 (4.6%) in 1995 compared to 1994, and by $580,586 (5.1%) in 1994 compared to 1993. Local service revenues increased by $191,968 (6.6%) in 1995 compared to 1994, and by $123,074 (4.4%)
in 1994 compared to 1993. These increases are due primarily to increases in the customer base for the periods of 4.1% and 4.3% respectively. Network service revenues increased by $370,215 (4.5%) in 1995 compared to 1994, due largely to increased customer usage of the toll network. Network service revenues increased by $473,616 (6.1%) in 1994 compared to 1993, as a result of generally more favorable access charge settlements, and the effects of a renegotiated agreement between the Company and The Southern New England Telephone Company
(SNET), regarding the division of revenues for certain jointly-provided long distance private line circuits. Other revenues declined by $73,108 (7.1%) in 1994 compared to 1993. The decline was caused primarily by the expiration of an agreement with SNET under which the Company received compensation for its investment in certain equipment used in providing joint services. The agreement expired November 1, 1993.

Total operating expenses increased by $347,171 (3.9%) in 1995 compared to 1994, and by $28,098 (0.3%) in 1994 compared to 1993. Depreciation and amortization expense increased by $190,362 (7.3%) in 1995 compared to 1994, and by $163,129 (6.7%) in 1994 compared to 1993. The increase in both years reflects a greater investment in telephone plant. Operating expenses other than depreciation and amortization increased by $156,809 (2.5%) in 1995 compared to 1994. Maintenance expenses increased by $139,866 (5.1%) in 1995 compared to 1994 as certain personnel were re-assigned from corporate operations to plant operations. Other expenses included an increase in call completion expense of $73,655 (67.8%) in 1995 compared to 1994. The increase is due primarily to implementation of a revised agreement whereby SNET provides directory assistance for the Company. The old agreement expired July 26, 1994. Under a tariff which took effect
July 27, 1994, coincident with the new agreement with SNET, Woodbury Telephone began billing its customers for certain directory assistance charges. Additional network service revenues related to this charge of approximately $114,000 were recorded in 1995, compared to approximately $48,000 in 1994. Operating expenses other than depreciation and amortization decreased by $135,031 (2.1%) in 1994 compared to 1993. Reduced payroll and related benefits due to a reduction in employees, coupled with increased capitalized labor incurred with the construction of certain plant facilities, contributed to the decrease in 1994.

Other income increased by $188,535 (63.0%) in 1995 compared to 1994. In 1994, there was a charge to income (reduction) of approximately $80,000 for the removal from inventory of obsolete rental equipment and repair parts. In addition, the Company raised its rental rates for telephone equipment, effective May 1, 1994.

Net income increased by $207,633 (12.8%) in 1995 compared to 1994, and by $321,659 (24.7%) in 1994 compared to 1993.

LIQUIDITY AND CAPITAL RESOURCES

Expenditures to purchase telephone plant and equipment were approximately $2,076,000 in 1995, $3,536,000 in 1994, and $2,041,000 in 1993. In all three years cash provided by operating activities was adequate to meet the financing of capital expenditures.

Current assets exceeded current liabilities by $3,616,636 at December 31, 1995, compared to $2,625,958 at December 31, 1994. Additional liquidity is provided, if needed, by a short-term line of credit of $750,000, which expires May 31, 1996. Management expects it will be able to refinance this agreement for another year.

The Woodbury Telephone Company
Balance Sheets


ASSETS
                                                    December 31
                                                  1995         1994

Current assets:
  Cash and cash equivalents                $     2,238,782     $    1,942,924
  Accounts receivable, less allowance
   for losses of $60,000 in 1995 and 1994        1,589,030          1,765,155
  Other receivables                              1,254,484          1,260,337
  Materials and supplies-at cost                   421,306            430,899
  Prepaid expenses                                  51,689            141,842
                                           ---------------     --------------
Total current assets                             5,555,291          5,541,157


Telephone plant and other property:
  In service                                    41,179,838         39,850,063
  Accumulated depreciation (deduction)         (20,857,711)       (18,955,421)
                                           ----------------    ---------------
                                                20,322,127         20,894,642

  Other property                                    76,717             76,717
                                           ----------------    ---------------
                                                20,398,844         20,971,359


Other assets:
  1% Investment in Springwich Cellular
   Limited Partnership                             535,068            535,068
  Deferred charges, less accumulated
   amortization of $703,698 in 1995 and
   $560,265 in 1994                                480,209           623,642
  Regulatory asset                                 353,744           412,711
                                           ----------------   ----------------
                                                 1,369,021          1,571,421


                                           $    27,323,156    $    28,083,937
                                           ================   ================


LIABILITIES AND SHAREHOLDERS' EQUITY
                                                    December 31
                                                  1995       1994
Current liabilities:
  Accounts payable                         $     1,281,373   $      1,984,024
  Advance billings and customers' deposits         286,640            280,918
  Accrued interest                                 337,500            337,500
  Income taxes                                      33,142            312,757
                                           ----------------  -----------------
Total current liabilities                        1,938,655          2,915,199

Long-term debt                                   9,000,000          9,000,000

Deferred credits:
  Income taxes                                   2,044,044          2,407,979
  Investment tax credits                           276,114            348,114
  Regulatory liability                             808,735            914,060
                                           ----------------  -----------------
                                                 3,128,893          3,670,153

Other liabilities                                  453,872            359,617

Shareholders' equity:
  Common Stock, par value $2.50 per share,
   authorized 1,250,000 shares, issued and
   outstanding 769,107 shares                    1,922,768          1,922,768
  Additional paid-in capital                     1,475,394          1,475,394
  Retained earnings                              9,403,574          8,740,806
                                            ---------------  -----------------
                                                12,801,736         12,138,968


                                            $   27,323,156   $     28,083,937
                                            ==============   =================

See accompanying notes.

The Woodbury Telephone Company
Statements of Income and Retained Earnings

                                           Year ended December 31
                                     1995          1994           1993
                               -------------   ------------   ------------
Operating revenues:
  Local service                 $  3,090,758   $  2,898,790   $  2,775,716
  Network service                  8,591,136      8,220,921      7,747,305
  Other                              970,328        955,917      1,029,025
  Provision for uncollectibles
   (deduction)                       (59,365)       (37,485)       (94,489)
                                -------------  -------------  -------------
                                  12,592,857     12,038,143     11,457,557

Operating expenses:
  Maintenance                      2,902,074      2,762,208      2,763,438
  Depreciation and amortization    2,791,605      2,601,243      2,438,114
  General office                   1,268,579      1,263,010      1,391,977
  Commercial                       1,377,052      1,398,643      1,424,074
  Other                              906,922        873,957        853,360
                                ------------    ------------    -----------
                                   9,246,232      8,899,061      8,870,963
                                ------------    ------------  -------------
                                   3,346,625      3,139,082      2,586,594

Other income:
  Rental of telephone equipment
    and other, net                   358,759        204,574        175,688
  Interest                           129,163         94,813         81,887
                                ------------   -------------  -------------
                                     487,922        299,387        257,575
                                ------------   -------------  -------------
                                   3,834,547      3,438,469      2,844,169

Interest expense                     827,011        821,562        839,830
                                 ------------   ------------  -------------
Income before income taxes         3,007,536      2,616,907      2,004,339

Income taxes                       1,175,726        992,730        701,821
                                 ------------   ------------  -------------
Net income (per share:
  1995-$2.38; 1994-$2.11;
  1993-$1.69)                      1,831,810      1,624,177      1,302,518

Retained earnings at
  beginning of year                8,740,806      8,285,671      8,152,195
                                 ------------   ------------   ------------
                                  10,572,616      9,909,848      9,454,713

Dividends ($1.52 per share)        1,169,042      1,169,042      1,169,042
                                 ------------   ------------    -----------
Retained earnings at end
   of year                       $  9,403,574    $8,740,806     $8,285,671
                                 ============   ============    ===========

Average number of shares of
  Common Stock outstanding           769,107        769,107        769,107

See accompanying notes.

The Woodbury Telephone Company
Statements of Cash Flows

                                           Year ended December 31
                                    1995            1994            1993
                                  ------------     ----------    -----------
Operating activities
Net income                       $  1,831,810     $ 1,624,177   $ 1,302,518
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
    Depreciation                    2,648,172       2,457,914     2,294,687
    Amortization of deferred
      charges                         143,433         143,329       143,427
    Provision for losses on
      accounts receivable              59,365          37,485        94,489
   Deferred income taxes (benefit)   (410,293)       (287,815)     (120,529)
   Amortization of deferred
      investment tax credits          (72,000)       (72,000)       (99,972)
   Changes in operating assets
      and liabilities:
          decrease (increase) in
            accounts receivable and
            other receivables         122,613       (502,655)        20,299
          Decrease (increase) in
            other current assets       99,746         39,282        (88,628)
          (Decrease) increase in
            accounts payable         (702,651)       634,840        122,426
          Increase in advance
            billings and customers'
            deposits                    5,722          13,986           966
          Increase (decrease) in
            accrued interest                             236            (556)
          Increase in other
            liabilities                94,255         91,454          68,163
          (Decrease) increase in
            income taxes             (279,615)       312,757
          Decrease in deferred
            income taxes                                            (168,074)
                                   ------------    ------------   ------------
Net cash provided by operating
  activities                       3,540,557       4,492,990       3,596,216

Investing activities
Expenditures for telephone plant  (2,075,657)     (3,535,521)     (2,040,524)
                                  -----------      -----------     -----------
Net cash used by investing
  activities                      (2,075,657)     (3,535,521)     (2,040,524)

Financing activities
Dividends paid                   (1,169,042)      (1,169,042)     (1,169,042)
                                 -------------    -----------     -----------
Net cash used by financing
  activities                     (1,169,042)      (1,169,042)     (1,169,042)
Increase (decrease) in cash
  and cash equivalents              295,858         (211,573)        359,650

Cash and cash equivalents at
  beginning of year               1,942,924        2,154,497       1,794,847
                                ------------      -----------     ------------
Cash and cash equivalents
  at end of year                $ 2,238,782      $  1,942,924    $ 2,154,497
                              =============     ============     ============

Supplemental disclosures of
  cash flow information:
      Income tax payments       $ 1,405,000      $  1,137,003    $ 1,116,755
                                =============     ============     ============
      Interest paid             $   827,011      $    821,326    $   840,386
See accompanying notes

<PAGE)

The Woodbury Telephone Company
Notes to Financial Statements-December 31, 1995

1. Business and Accounting Policies
The Woodbury Telephone Company (the Company) derives substantially all of its revenues from providing local exchange telephone services, intrastate toll services, and access to interstate long-distance telephone services to customers in Woodbury, Southbury, and Bethlehem, Connecticut. The financial statements of the Company have been prepared in conformity with generally accepted accounting principles applicable to rate-regulated utilities. Such accounting principles are consistent in all material respects with accounting principles prescribed by the Federal Communications Commission (the FCC).

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes the estimates and related assumptions in these financial statements are reasonable and adequate. However, actual results could differ from those estimates.

Revenue Recognition
Operating revenues are recognized when services are provided to customers. Certain network revenues are recognized based on estimates of pooled revenue earnings from the National Exchange Carrier Association (NECA), of which the Company is a member. NECA negotiates interstate access charge tariff agreements with the FCC. NECA also accumulates and distributes pooled revenues derived from such agreements to its members. The Company records the effect of NECA settlements, including retroactive adjustments, if applicable, for pooled network revenues upon notification of such settlements from NECA.

Cash and Cash Equivalents
Cash and cash equivalents approximate fair value. Cash equivalents consist of highly liquid debt instruments with a maturity date of three months or less when purchased.

Telephone Plant
Telephone plant is stated on the basis of cost. Depreciation is computed by the straight-line method. Lives used for calculating depreciation are in accordance with the rules of the FCC and are based on the estimated economic useful lives of the assets.

Normally, when telephone plant assets are retired or otherwise disposed of, the cost of the asset is removed from assets and charged to accumulated depreciation. Further, the cost of removal and salvage proceeds are charged and credited, respectively, to accumulated depreciation. Consequently, for normal retirements, no gain or loss is recognized upon disposition.

1% Investment in Springwich Cellular Limited Partnership
The 1% Investment in Springwich Cellular Limited Partnership is stated at cost; related distributions, if applicable, are recorded as income when received.

Deferred charges
Amounts included in deferred charges, consisting of gross revenue taxes related to legislation enacted January 1, 1990 and the unrecovered cost of certain central office equipment retired and replaced with upgraded equipment are being amortized by the straight-line method over ten and five year periods, respectively, in accordance with applicable regulatory accounting regulations. The deferred debt expense amount in deferred charges is being amortized by the straight-line method over the term of the related debt.

Benefit Plans
The Company has contributory defined contribution benefit plans covering substantially all emoloyees. Contributions under these plans are based on specified percentages of employee compensation, as defined, plus additional amounts determined at the discretion of the Company's Board of Directors.

The Company also sponsors a postretirement medical plan and a postretirement life insurance plan. All employees who retire from the Company after age 59 1/2 with 15 years of service are eligible for benefits. The retiree must pay the premium for benefits before age 65. After age 65, the Company pays the full cost of the life insurance benefits, and shares the cost of the Medicare supplemental benefits with the retiree. The Company-paid portion of the premium varies by years of service and is subject to a "cap." The retiree pays the remaining portion of the premium. Neither plan is funded. Effective January 1, 1993 the Company adopted Statement of Financial Accounting Standards No. 106,
"Employers' Accounting for Postretirement Benefits Other Than Pensions"
(SFAS No. 106). Under SFAS No. 106, the Company recognizes the cost of providing the aforementioned postretirement benefits on an accrual basis during the period such benefits are earned by the employees. These benefits had been previously expensed by the Company when paid. Under applicable regulatory requirements the Company is recognizing the transition obligation on a prospective basis over 20 years.

Income Taxes
Effective January 1, 1993 the Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." In connection with adopting SFAS 109 under applicable regulatory guidelines, a regulatory asset and a regulatory liability were recognized for the future increases (decreases) in income taxes that will be received or settled through future rate revenues. The regulatory asset and liability are being amortized over the prescribed term which approximates 13 years.

Deferred income taxes are provided on the temporary differences between the tax and financial reporting bases of assets and liabilities.

Investment Tax Credits
Investment tax credits which arose prior to 1986 were deferred and are being amortized over the service lives of the assets which gave rise to such credits.

2. Deferred charges
Deferred charges consist of:

                                             December 31
                                        1995              1994
                                     --------            --------

Deferred debt expense                $ 143,105           $ 155,461
Gross revenue taxes                    274,672             343,316
Retired central office equipment        62,432             124,865
                                     ---------           ---------

                                     $ 480,209           $ 623,642
                                     =========           =========

3. Credit Arrangements
Long-term debt consists of First Mortgage Bonds, Series G payable in increasing annual installments ranging from $500,000 commencing August 1, 1999 to $3,250,000 on August 1, 2007 plus interest at 9%. Virtually all telephone plant and miscellaneous physical property are pledged as collateral. In addition, among other covenants, the Company is required to maintain certain financial ratios. Further, new borrowings and the payment of dividends are restricted. At December 31, 1995 $4,608,000 of retained earnings was available for the payment of dividends.

The Woodbury Telephone Company
Notes to Financial Statements (continued)

Under a line of credit arrangement with a bank, the Company may borrow up to $750,000 with interest, adjusted monthly, at the lower of the bank's base rate or the one-month LIBOR plus 1.5%. There were no borrowings under this arrangement in 1995 or 1994. A commitment fee of 1/8% per annum is payable on the unadvanced portion of the bank's commitment. The arrangement expires May 31, 1996.

4. Other Liabilities
Other liabilities consist of:

                                                      December 31
                                                 1995              1994
                                              ---------          ---------

Self-insurance for catastrophic event (A)     $ 200,000          $200,000
Accrued postretirement medical and life
  insurance benefits cost                       253,872           159,617
                                              ---------          ---------
                                              $ 453,872         $ 359,617
                                              =========          =========

(A) At the direction of the Department of Public Utility Control of the State of Connecticut (DPUC), the Company established a $200,000 noncurrent liability in 1987 for a portion of the potential effects of a catastrophic event on the Company's transmission and distribution facilities for which external insurance is unavailable.

5. Operating Lease Commitment
The Company has an operating lease for a maintenance center. Under the lease, the Company is obligated to pay for insurance, taxes and maintenance costs applicable to the property. The lease expires in December 2005. At December 31, 1995, future minimum monthly lease payments of $16,432 are required through December 1996. Thereafter, such payments are adjusted annually to reflect changes in the consumer price index. The lease may be renewed for two consecutive five-year periods at fair rental value, as defined. Rent expense under this lease was $210,363 in 1995, $186,958 in 1994 and $171,801 in 1993.
The Company has an option to purchase the leased property between June 2004 and December 2004 at its then fair market value.

6.Benefit Plans
Amounts recognized in the accompanying balance sheets for postretirement medical and life insurance benefits follow:

                                                 December 31

                                            1995              1994
                                       ------------        ----------
Accumulated unfunded postretirement
 benefit obligation:
     Retirees                           $ 259,874          $ 303,088
     Active employees                     723,396            685,839
                                        ---------          ---------
                                          983,270            988,927

Less:
     Unrecognized transition obligation  (561,662)          (594,700)
     Unrecognized net loss               (131,735)          (198,358)
                                        ----------         ----------

Accrued cost                            $  289,873         $ 195,869
                                        ==========         ==========

Accrued cost included in:
     Current liabilities                $   36,001         $  36,252
     Noncurrent liabilities                253,872           159,617
                                        ----------         ----------

                                        $ 289,873          $ 195,869
                                        ==========         ==========

Net periodic postretirement benefit cost included these components:

                                                     Year ended
                                                    December 31
                                       1995          1994             1993
                                      -----------   ----------     ---------

Service cost                           $  36,233     $  34,497      $  24,972
Interest cost                             66,339        66,502         54,189
Amortization of transition obligation     33,038        33,038         33,038
Amortization of unrecognized net loss      1,230         5,561
                                        ---------    ---------      ---------

Net postretirement benefit cost         $136,840     $ 139,598      $ 112,199
                                        ===========  =========     ==========

For measurement purposes, a 10.9% annual rate of increase in the per capita cost of covered health care benefits was used for 1995 (11.4% in 1994); the rate was assumed to decrease gradually to 5% (both 1995 and 1994) in 2013 and remain at that level thereafter. The health care cost trend rate assumption affects the medical benefit portion of the postretirement amounts reported; increasing the assumed health care cost trend rate one percentage point would increase the accumulated unfunded postretirement obligation as of December 31, 1995 and 1994 by approximately $46,000 and $58,000, respectively, and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for 1995, 1994 and 1993 by approximately $6,000 in each year.

The weighted-average discount rate used in determining the accumulated postretirement benefit obligations was 7% in 1995 and 1994.

Expense recognized under the Company's defined contribution benefit plans was $233,322 in 1995, $221,915 in 1994 and $217,869 in 1993.

7. Income Taxes
The components of the Company's deferred income tax and related regulatory asset and regulatory liability accounts follow:

                                                December 31
                                           1995            1994
                                        ----------      ----------
  Deferred tax liabilities:
    Gross revenue taxes                 $  112,422      $  142,784
    Depreciation                         2,302,423       2,484,529
                                        -----------     -----------
                                         2,414,845       2,627,313

  Regulatory liability                     808,735         914,060
                                        -----------     -----------
                                         3,223,580       3,541,373
  Deferred tax assets:
    1% Investment in Springwich
      Cellular Limited Partnership         133,226         129,888
    Other liability-self-insurance
      for catastrophic event                81,860          83,180
    Other                                  155,715           6,266
                                        ------------     -----------
                                           370,801         219,334

  Regulatory asset                         353,744         412,711
                                        ------------     -----------
                                           724,545         632,045
                                        ------------     -----------

  Net deferred income tax and
    regulatory liabilities              $2,499,035      $2,909,328
                                        ============     ===========

The Woodbury Telephone Company
Notes to Financial Statements (continued)

7. Income Taxes (continued)
Income and other taxes consist of:

                                   1995              1994            1993
                                 ---------         ----------      ----------
Income taxes:
Federal:
     Current                     $  1,197,251      $ 979,126       $ 649,128
     Deferred (benefit)              (360,059)      (275,705)       (181,188)
State:
     Current                          460,768        373,419         273,194
     Deferred (benefit)             (122,234)        (84,110)        (39,313)
                                   ----------       ---------     ----------
Income Taxes                     $  1,175,726      $ 992,730       $ 701,821
                                   ==========      ==========     ==========

A reconciliation of the amount of income taxes based on the statutory federal income tax rate to income taxes reflected in operations follows:

                                       1995           1994          1993
                                     ----------     ----------    ---------
Amount based on statutory
  federal income tax rate            $ 1,022,562    $ 889,748     $ 681,475
State income taxes, less
  federal tax effect                     223,309      198,623       152,129
Investment tax credit amortization      (72,000)      (72,000)      (99,972)
Other, including adjustments of
  prior years' estimates                 (1,855)      (23,641)      (31,811)
                                       ---------     ---------     ----------
Income taxes                         $1,175,726     $ 992,730     $ 701,821

8. Related Party Transactions
The Company has an agreement with The Southern New England Telephone Company
(SNET) under which the proportionate shares of intrastate toll revenues are divided between the companies. SNET is a subsidiary of The Southern New England Telecommunications Corporation (SNET Corporation), the owner of approximately 37% of the outstanding Common Stock of the Company at December 31, 1995. Revenues reflect $4,166,584 in 1995, $4,393,760 in 1994, and $4,257,764 in
1993 under this agreement.

9. NECA Settlements
In December 1994, the Company received a retroactive settlement notification from NECA which reduced 1994 network revenues by $303,000 (see Note 1). The retroactive adjustment applies to the two years ended December 31, 1994. Approximately $90,000 (unaudited) of the retroactive adjustment related to network revenues previously recorded during the nine months ended September 30, 1994 and $188,000 related to network revenues recorded in 1993.

10. Fair Value Disclosures

                                          Carrying
                                            Amount          Fair Value
                                          ----------        ------------

1% Investment in Springwich Cellular
   Limited Partnership                    $  535,068        $4,600,000
Long-term debt                             9,000,000         9,482,000

The fair value of the Company's investment in the partnership was estimated based upon a comparison with other cellular operations, and public company sales. The fair value of the Company's long-term debt was estimated using discounted cash flows, based on the Company's incremental borrowing rates for similar types of borrowing arrangements.

Report of Ernst & Young LLP,
Independent Auditors

The Woodbury Telephone Company

We have audited the accompanying balance sheets of The Woodbury Telephone Company as of December 31, 1995 and 1994, and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted accounting standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Woodbury Telephone Company at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                       /s/Ernst & Young LLP

                                          Ernst & Young LLP

Hartford, Connecticut
February 5, 1996

Board of Directors                        Officers

HARMON L. ANDREWS ## ++                   J. GARRY MITCHELL
Business Administrator                    Chairman of the Board
Board of Education
Town of Orange, CT                        DONALD E. PORTER
                                          Chief Executive Officer
WILLIAM C. BASSETT ++                     President and Treasurer
President
W. E. Bassett Co.                         HARMON L. ANDREWS
(manufacturer of manicure                 Secretary
instruments)

JOYCE M. DAVIS *
Executive Assistant for the
Goelet Corp., of New York, New York
(real estate company)

WILLIAM T. DRAKELEY ##
Self Employed Antiques Dealer

JOHN A. MICHAELS *
Chief Executive Officer
Michaels, Inc.
(jewelry business)

J. GARRY MITCHELL ++
Chairman of the Board
The Woodbury Telephone Company

MICHAEL PHELAN
Vice-President
Network Marketing and Sales
The Southern New England Telephone Company

DONALD E. PORTER
Chief Executive Officer,
President and Treasurer
The Woodbury Telephone Company

WALTER F. TORRANCE, JR. ++
Of Counsel
Carmody & Torrance
(law firm)

                                *  member of Audit Committee
                               ## member of Salary and Nominating Committee ++ member of Executive Committee

A copy of The Woodbury Telephone Company's 10-K Report filed with the Securities and Exchange Commission for 1995 may be obtained by writing to:

    Treasurer, The Woodbury Telephone Company
    P. O. Box N, Woodbury, Ct 06798-0478.